INVESTMENT ADVISORY AND ADMINISTRATION FEE AGREEMENT

         Agreement made as of August 29, 1992, between Legg Mason Tax-Free Income Fund, a Massacusetts business trust ("Trust"), on behalf of Legg Mason Tax- Free Intermediate-Term Income Trust, a series of shares of beneficial interest of the Trust ("Fund"), and Legg Mason Fund Adviser, Inc. ("Fund Adviser"), a Maryland corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

         WHEREAS the Trust has appointed Fund Adviser as investment adviser and administrator for each series of shares of beneficial interest of the Trust as now exists and as hereafter may be established, pursuant to an Investment Advisory and Administration Contract dated March 25, 1991 between the Trust and Fund Adviser ("Advisory Contract"); and

         WHEREAS the Fund has been established as a new series of shares of the Trust;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. For the services provided and the expenses assumed pursuant to the Advisory Contract with respect to the Fund, the Fund will pay to Fund Adviser a fee, computed daily and paid monthly, at an annual rate of 0.55% of the Fund's average daily net assets.

         2. This Fee Agreement shall be subject to all terms and conditions of the Advisory Contract.

         3. This Fee Agreement shall become effective upon the date hereabove written, provided that it shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Fee Agreement or the Advisory Contract or interested persons of any such persons at a meeting called for the purpose of such approval and (ii) by vote of a majority of the Fund's outstanding voting securities.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

                                            Legg Mason Tax-Free Income Fund

                                            By: /s/ Marie K. Karpinski



                                            Legg Mason Fund Adviser, Inc.

                                            By: /s/ John F. Curley